Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Immuron Limited on Form F-3 (File No. 333-230762) and Form F-1 (File No. 333-215204) of our report dated November 2, 2017, with respect to our audit of the consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows of Immuron Limited for the year ended June 30, 2017, which report is included in this Annual Report on Form 20-F of Immuron Limited for the year ended June 30, 2019.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

October 25, 2019